EXHIBIT 15.1





Club Corporation International
Dallas, Texas

Ladies and Gentlemen:

Re:  Registration Statement Nos. 33-89818 and 33-96568

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 6, 1996 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




                                          /s/ KPMG Peat Marwick LLP



Dallas, Texas
May 10, 1996